EXHIBIT 21

Subsidiaries of Morgan Stanley*
As of December 31, 2025

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain other subsidiaries of Morgan Stanley are omitted because, considered in the aggregate as a single subsidiary, they would not constitute a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

Company	Jurisdiction of Incorporation or Formation
Morgan Stanley	United States
Morgan Stanley Capital Management, LLC	United States
Morgan Stanley & Co. LLC	United States
Morgan Stanley Bank, N.A.	United States
Morgan Stanley Domestic Holdings, LLC	United States
Morgan Stanley Capital Group Inc.	United States
Morgan Stanley Capital Services LLC	United States
Morgan Stanley Investment Management Inc.	United States
Morgan Stanley Private Bank, National Association	United States
Morgan Stanley Smith Barney LLC	United States
Morgan Stanley Finance LLC	United States
Morgan Stanley Holdings LLC	United States
Morgan Stanley International Holdings Inc.	United States
Morgan Stanley Japan Holdings Co., Ltd.	Japan
Morgan Stanley MUFG Securities Co., Ltd.	Japan
Morgan Stanley International Limited	United Kingdom
Morgan Stanley Europe SE	Germany
Morgan Stanley Bank AG	Germany
Morgan Stanley Investments (UK)	United Kingdom
Morgan Stanley & Co. International plc	United Kingdom
Morgan Stanley Investment Management Limited	United Kingdom